                            ASSET PURCHASE AGREEMENT

                                      DATED

                                 AUGUST 4, 1997

                                  BY AND AMONG

                       PACIFIC SUNWEAR OF CALIFORNIA, INC.
                                   (AS BUYER),

                             GOOD VIBRATIONS, INC.,
                                   (AS SELLER)

                                       AND

                                 G.F. SCHIEDEL,

                                       AND

                        G.F. SCHIEDEL, AS TRUSTEE OF THE
                      G.F. SCHIEDEL LIVING REVOCABLE TRUST,

                                       AND

              ARLYS SCHIEDEL AND ARLYS SCHIEDEL, AS TRUSTEE OF THE
                      ARLYS SCHIEDEL LIVING REVOCABLE TRUST
                             (SOLELY AS INDEMNITORS)

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
ARTICLE I  DEFINITIONS.....................................................  1
   1.1     Definitions.....................................................  1

ARTICLE II SALE OF ASSETS, ASSUMPTION OF CERTAIN LIABILITIES AND
           RELATED TRANSACTIONS............................................  4
   2.1     Purchase and Sale of Assets.....................................  4
   2.2     Assumption of Certain Liabilities...............................  6
   2.3     Purchase Price..................................................  7
   2.4     Extended Cost Inventory.........................................  7
   2.5     Payment of Purchase Price.......................................  7

ARTICLE III  CLOSING.......................................................  8
   3.1     Closing Date....................................................  8
   3.2     Items to be Delivered at the Closing By Seller..................  8
   3.3     Items to be Delivered at the Closing by Buyer...................  9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER AND G.F. SCHIEDEL......  9
   4.1     Organization and Related Matters................................  9
   4.2     Authorization; No Conflicts.....................................  9
   4.3     Financial Statements; Changes; Contingencies.................... 10
   4.4     Tax and other Returns and Reports............................... 11
   4.5     Assumed Contracts............................................... 11
   4.6     Title to and Condition of Purchased Assets; Lease............... 12
   4.7     Legal Proceedings............................................... 13
   4.8     Accounting Records; Internal Controls........................... 13
   4.9     Insurance....................................................... 14
   4.10    Compliance; Business Practices; Permits......................... 14
   4.11    No Brokers or Finders........................................... 14
   4.12    Inventory....................................................... 15
   4.13    Employees....................................................... 15
   4.14    Intellectual Property........................................... 15
   4.15    Gift Certificates and Store Credits............................. 15
   4.16    Sufficiency of Purchased Assets................................. 15
   4.17    Accuracy of Information......................................... 15

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER......................... 16
   5.1     Organization and Related Matters................................ 16
   5.2     Authorization................................................... 16
   5.3     No Conflicts.................................................... 16
   5.4     No Brokers or Finders........................................... 16
   5.5     Due Diligence................................................... 17


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

                                                                           Page
                                                                           ----
ARTICLE VI  COVENANTS WITH RESPECT TO CONDUCT OF SELLER BEFORE CLOSING..... 17
   6.1      Access......................................................... 17
   6.2      Material Adverse Changes; Financial
            Statements..................................................... 17
   6.3      Conduct of Business............................................ 17
   6.4      Permits and Approvals.......................................... 18
   6.5      Ticketing of Merchandise....................................... 18
   6.6      Mark-Downs..................................................... 18
   6.7      Layaway Policy/Frequent Buyer Program.......................... 18
   6.8      Schedules...................................................... 19

ARTICLE VII ADDITIONAL CONTINUING COVENANTS................................ 19
   7.1      Employment Matters............................................. 19
   7.2      Further Assurances............................................. 19
   7.3      Expenses and Taxes............................................. 20
   7.4      Allocation of Purchase Price................................... 20
   7.5      Notification to Vendors........................................ 20
   7.6      Non-Solicitation of Customers.................................. 20
   7.7      Payment of Costs Associated with Lease Assignments............. 20

ARTICLE VIII  CONDITIONS OF PURCHASE; TERMINATION OF OBLIGATIONS........... 21
   8.1      General Conditions............................................. 21
   8.2      Conditions to Obligations of Buyer............................. 21
   8.3      Conditions to Obligations of Seller............................ 22
   8.4      Termination of Agreement....................................... 23
   8.5      Effect of Termination.......................................... 23

ARTICLE IX  INDEMNIFICATION................................................ 24
   9.1      Obligations of the Selling Parties............................. 24
   9.2      Obligations of Buyer........................................... 24
   9.3      Procedure...................................................... 24
   9.4      Not Exclusive Remedy........................................... 25
   9.5      Offset......................................................... 25
   9.6      Survival of Representations and Warranties..................... 25

ARTICLE X   GENERAL........................................................ 26
   10.1     Amendments; Waivers............................................ 26
   10.2     Entire Agreement............................................... 26
   10.3     Governing Law.................................................. 26
   10.4     Headings....................................................... 26
   10.5     Counterparts................................................... 26
   10.6     Publicity and Reports.......................................... 27
   10.7     Parties in Interest............................................ 27
   10.8     Notices........................................................ 27
   10.9     Expenses....................................................... 28
   10.10    Remedies; Waiver............................................... 28
   10.11    Attorney's Fees................................................ 28
   10.12    Severability................................................... 28


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


                             EXHIBITS AND SCHEDULES


EXHIBITS

EXHIBIT A          -        Bill of Sale

EXHIBIT B          -        Assignment and Assumption Agreement

EXHIBIT C          -        Opinion of Seller's Counsel

EXHIBIT D          -        Opinion of Buyer's Counsel

EXHIBIT E          -        Noncompetition Agreements

EXHIBIT F          -        Consulting Agreement


SCHEDULES

Schedule 1.1       -        Acquired Stores

Schedule 2.1.2     -        Excluded Assets

Schedule 3.2       -        Lease Amendments

Schedule 4.1       -        Shareholders of Seller

Schedule 4.2       -        Permits and Approvals

Schedule 4.3       -        Financial Statements

Schedule 4.5       -        Assumed Contracts

Schedule 4.6       -        Leases

Schedule 4.7       -        Legal Proceedings

Schedule 4.10      -        Nontransferable Permits

Schedule 4.14      -        Intellectual Property

Schedule 4.16      -        Sufficiency of Purchased Assets

Schedule 7.1       -        Selected Employees

Schedule 7.4       -        Allocation of Purchase Price

                          ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is entered into this 4th day of August, 1997, by and among Pacific Sunwear of California, Inc., a California corporation ("BUYER"), Good Vibrations, Inc., a Florida corporation ("SELLER"), G.F. Schiedel ("G.F. SCHIEDEL"), G.F. Schiedel, as trustee of the G.F. Schiedel Living Revocable Trust (the "GFS TRUST") and, solely for purposes of joining in the indemnification obligations of Seller, G.F. Schiedel and the GFS Trust as specified in Article IX hereof, Arlys Schiedel ("ARLYS SCHIEDEL") and Arlys Schiedel, as trustee of the Arlys Schiedel Living Revocable Trust (the "AS TRUST").

                                 R E C I T A L S

         WHEREAS, Seller operates a retail apparel business in Florida and desires to sell certain related assets and cause Buyer to assume certain liabilities; and

         WHEREAS, the GFS Trust and the AS Trust collectively own a majority of the outstanding capital stock of Seller; and

         WHEREAS, Buyer desires to purchase certain assets and assume certain liabilities of Seller on the terms and conditions set forth in this Agreement.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided:

         (a) the terms defined in this Agreement include the plural as well as the singular,

         (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles as in effect on the date hereof,

         (c) all references in this Agreement to designated "ARTICLES," "SECTIONS," "SUBSECTIONS" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement, and all references to "EXHIBITS" and "SCHEDULES" are to the Exhibits and Schedules attached to this Agreement,

         (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

         (e) the words "HEREIN," "HEREOF" and "HEREUNDER" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Exhibits and Schedules, the following definitions shall apply:

         "ACTION" means any action, complaint, charge, investigation, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or federal, state or local administrative body.

         "AGREEMENT" means this Agreement by and between Buyer, Seller, G.F. Schiedel, the GFS Trust, Arlys Schiedel, and the AS Trust, as amended or supplemented together with all Exhibits and Schedules.

         "APPROVAL" means any approval, authorization or consent, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any person or entity, the receipt of which is necessary to the continued operation of the Business as it has been operated prior to the Closing Date.

         "ACQUIRED STORES" means each of the retail stores operated by Seller, which stores are listed on Schedule 1.1 hereto, excluding the Pointe Orlando Store.

         "ASSUMED CONTRACT" means the Leases and each contract specifically identified on Schedule 4.5.

         "ASSUMED LIABILITIES" means those liabilities and obligations of Seller relating to the Business that are specifically identified in Subsection 2.2.1.

         "BUSINESS" means Seller's retail sale of apparel and other merchandise from the Acquired Stores in the State of Florida and the incidents of such business, including income, cash flow, operations, condition (financial or other), anticipated revenues and prospects.

         "CERTIFICATE AND CREDIT OBLIGATIONS" has the meaning specified in
Section 4.15.

         "CLOSING" shall mean the consummation of the purchase and sale transaction described herein which shall occur on the Closing Date.

         "CLOSING DATE" has the meaning specified in Section 3.1.

         "ENCUMBRANCE" means any claim, charge, covenant, easement, encumbrance, security interest, lien, option, pledge, rights of others, or restriction (whether on sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.

         "EXCLUDED ASSETS" means those assets of Seller identified in Subsection 2.1.2.

         "EXCLUDED LIABILITIES" has the meaning specified in Subsection 2.2.2.

         "FINANCIAL STATEMENTS" has the meaning specified in Subsection 4.3.1.

         "INDEMNIFIABLE CLAIM" means any Loss for or against which any party is entitled to indemnification under this Agreement; "INDEMNIFIED PARTY" means the party entitled to indemnity hereunder; and "INDEMNIFYING PARTY" means the party obligated to provide indemnification hereunder.

         "INTELLECTUAL PROPERTY" means all Marks, together with the goodwill and the business appurtenant thereto and any rights, claims or choses in action relating to or deriving from any of the foregoing used as of the date hereof or prior to the date hereof in the Business.

         "INVENTORY" means merchandise and other assets existing on the Closing Date that are held or intended for sale.

         "LEASES" means those certain lease agreements listed on Schedule 4.6 covering a real property leasehold interest used by Seller in connection with its operation of the Business, together with all amendments, modifications, alterations and other changes thereto.

         "LOSS" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty, fine, assessment or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims, inquiries, hearings or other legal or administrative proceedings, and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

         "MARK" means any brand name, copyright, patent, service mark, trademark, tradename (including, but not limited to the trade names "Good Vibrations" and "Good Vibrations Surf Shops"), and all registrations or applications for registration of any of the foregoing.

         "NON-COMPETITION AGREEMENTS" shall mean the Non- Competition Agreements in substantially the form of Exhibit E hereto to be entered into with Seller and each of G.F. Schiedel, Arlys Schiedel, Barrett Schiedel and Roxane Schiedel-Mann.

         "ORDER" means any decree, injunction, judgment, order, ruling, assessment or writ.

         "PERMIT" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any governmental entity in connection with, and necessary to the operation of, the Business.

         "POINTE ORLANDO STORE" means Seller's retail store located at Pointe Orlando in Orlando, Florida.

         "PREPAID EXPENSES" means all advance payments, security deposits and rent deposits paid by Seller to third parties in connection with the Purchased Assets that remain outstanding as credit balances in favor of Seller on the Closing Date.

         "PURCHASE PRICE" has the meaning set forth in Section 2.3.

         "PURCHASED ASSETS" has the meaning set forth in Subsection 2.1.1.

         "SELLING PARTIES" means Seller, G.F. Schiedel, Arlys Schiedel, the GFS Trust and the AS Trust, collectively.

         "TAX" means any foreign, federal, state, county or local income, use, excise, franchise, real and personal property, ad valorem, documentary stamp, intangible, sales, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any governmental entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

                                   ARTICLE II
                SALE OF ASSETS, ASSUMPTION OF CERTAIN LIABILITIES
                            AND RELATED TRANSACTIONS

         2.1 PURCHASE AND SALE OF ASSETS.

             2.1.1 PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the following specified assets used by Seller in connection with the Business (the "PURCHASED ASSETS"):

                    (a) Leasehold interests in real property covered by the Leases, and all leasehold improvements located on such real property;

                    (b) All machinery, apparatus, back office equipment, computer hardware and equipment (except as expressly excluded in Subsection 2.1.2), furniture and fixtures, supplies (including merchandise bags and gift boxes) and other personal property of every type owned by Seller and used in connection with the Business at the Acquired Stores;

                    (c) All Inventory located at the Acquired Stores;

                    (d) All of Seller's rights and interests arising under or in connection with the Assumed Contracts;

                    (e) All Prepaid Expenses;

                    (f) All Intellectual Property;

                    (g) All books and records and all files, documents, papers and agreements (including those contained in computerized media) pertaining to the Purchased Assets or the Assumed Liabilities (excluding the minute and stock record books of Seller);

                    (h) Customer and vendor records, mailing lists, sales materials, advertising materials and related documentation;

                    (i) Cash in the amount of $250 in each of the 25 cash registers located at the Acquired Stores;

                    (j) All of the rights and interests of G.F. Schiedel, Arlys Schiedel, the GFS Trust and the AS Trust arising under or in connection with the Purchased Assets; and

                    (k) All goodwill associated with the foregoing.

             2.1.2 EXCLUDED ASSETS. The assets that constitute Excluded Assets include but are not limited to the following items:

                   (a) The assets of Seller that are not used by it in connection with its conduct or operation of the Business, including those specifically identified by Seller on Schedule 2.1.2 attached hereto;

                    (b) Seller's tax records and Permits; provided, however, that copies of such tax records and Permits shall be provided to Buyer at the Closing;

                    (c) Except as provided in Section 2.1.1(i), cash and cash equivalents;

                    (d) Inventory, furniture, fixtures and equipment, including computer hardware and software, located at Seller's corporate headquarters or at the Pointe Orlando Store;

                    (e) All point-of-sale software, and the point-of-sale hardware located at five of the Acquired Stores (to be identified by Seller prior to the Closing);

                    (f) Any vehicles owned by Seller;

                    (g) Any real property owned by Seller (excluding the Leases);

                    (h) The lease with respect to Seller's corporate headquarters;

                    (i) All utility deposits; and

                    (j) The other assets identified on Schedule 2.1.2 attached hereto.

         2.2 ASSUMPTION OF CERTAIN LIABILITIES.

             2.2.1 ASSUMED LIABILITIES. Subject to the provisions of Section 9.4, Buyer shall, on the Closing Date, assume only the following specified obligations and liabilities (the "ASSUMED LIABILITIES"):

                    (a) the obligations of Seller under the Assumed Contracts to the extent such obligations arise and are to be performed on and after the Closing Date (but excluding any liability or obligation to a third party arising from a breach of such Assumed Contract before the Closing and not as a result of Buyer's failure to perform); and

                    (b) subject to Section 9.5, the Certificate and Credit Obligations.

             2.2.2 LIABILITIES NOT ASSUMED. Except for the liabilities and obligations specifically assumed by Buyer pursuant to Subsection 2.2.1, Buyer shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Seller or any affiliate of Seller (the "EXCLUDED LIABILITIES").

         2.3 PURCHASE PRICE. The total purchase price (the "PURCHASE PRICE") for the Purchased Assets to be paid to Seller by Buyer as provided in Section 2.5 shall be (i) $8,896,250 plus (ii) the amount payable for merchandise inventories included in the Purchased Assets (the "EXTENDED COST INVENTORY AMOUNT"), as calculated pursuant to Section 2.4, plus (iii) an amount equal to any rent paid by Seller under the Leases, pro-rated from the Closing Date through the end of the month of the Closing. In addition, Buyer shall pay an aggregate of $250,000 (the "NON-COMPETITION PAYMENTS") to Seller, G.F. Schiedel, Arlys Schiedel, Barrett Schiedel and Roxane Schiedel-Mann as consideration for the Non-Competition Agreements.

         2.4 EXTENDED COST INVENTORY. The amount payable for merchandise inventories shall be based on a physical inventory to be conducted (at the expense of Buyer) by RGIS Inventory Specialists on the day immediately preceding the Closing Date. The physical inventory will be taken for each item of inventory at the then current retail price on the merchandise ticket extended to a total retail inventory for each of the Acquired Stores. The Extended Cost Inventory Amount shall be determined by multiplying the aggregate extended total retail inventory for the Acquired Stores by .45.

         2.5 PAYMENT OF PURCHASE PRICE. Buyer shall make the following payments by wire transfer, or by check in the case of subsections (v) and (vi) below, in accordance with Seller's instructions:

             (i) At Closing, Buyer shall pay to Seller $8,896,250;

             (ii) At Closing, Buyer shall pay to Seller the lesser of $700,000 or fifty percent (50%) of the cost (calculated as specified in Section 2.4) of the merchandise inventory included in the Purchased Assets, as shown on Seller's books and records (collectively, the "CLOSING PAYMENT");

             (iii) At Closing, Buyer shall pay to Seller an amount equal to any rent paid by Seller under the Leases for the month of the Closing, pro-rated from the Closing Date through the end of the month;

             (iv) At Closing, Buyer shall pay the Non-Competition Payments as follows: $95,000 to Seller, $95,000 to G.F. Schiedel, $20,000 to Arlys Schiedel, $20,000 to Barrett Schiedel and $20,000 to Roxane Schiedel-Mann;

             (v) No later than 30 days after the Closing, Buyer shall deliver to Seller a check for an amount (the "INVENTORY PAYMENT") equal to the difference between the Extended Cost Inventory Amount, and the amount paid to

     Seller at Closing pursuant to Subsection 2.5(ii), less $200,000 (the "WITHHOLD AMOUNT"), adjusted as provided in Section 9.5; and

             (vi) On March 31, 1998, Buyer shall deliver to Seller a check for the Withhold Amount, adjusted as provided in Section 9.5.

                                   ARTICLE III
                                     CLOSING

         3.1 CLOSING DATE. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to closing specified in
Article VIII hereof, the Closing shall take place at the offices of Steven M. LaBret, 226 Hillcrest Street, Orlando, Florida 32801, 12:00 p.m. local time on September 4, 1997, or September 30, 1997 if all approvals required under the Leases have not been received by September 4, 1997, or at such later date or at such other location as the parties hereto may mutually designate in writing (the "CLOSING DATE"). The Closing shall be effective as of 12:01 a.m. (Eastern time) on the Closing Date, or at such later date or time as the parties hereto may mutually designate in writing.

         3.2 ITEMS TO BE DELIVERED AT THE CLOSING BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

             (a) A Bill of Sale in the form of Exhibit A;

             (b) An Assignment and Assumption Agreement in the form of Exhibit B;

             (c) Assignment of Trademark with respect to the Marks in a form reasonably acceptable Seller and Buyer;

             (d) With respect to each Acquired Store covered by the Leases, an assignment of the Leases (in form reasonably satisfactory to Buyer), related estoppel certificates from each lessor, together with any necessary consents of the lessors and amendments to the Leases listed on Schedule 3.2 requested by Buyer;

             (e) Consulting Agreement, by and between Buyer and Roxane Schiedel-Mann, in the form of Exhibit F;

             (f) Such other instruments of transfer necessary or appropriate to transfer to and vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets;

             (g) The opinion of counsel in the form of Exhibit C and the certificates, consents and other documents referred to herein as then deliverable by Seller;

             (h) The Non-Competition Agreements in substantially the form of Exhibit E duly executed by Seller, G.F. Schiedel, Arlys Schiedel, Barrett Schiedel and Roxane Schiedel-Mann; and

             (i) The keys/combinations to all locks located on or in the Purchased Assets (and any and all cards, devices or things necessary to access any of the Purchased Assets) shall be surrendered on request to Buyer's representatives at the facilities where such assets are located.

Simultaneously with the deliveries referred to in this Section, Seller shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets.

         3.3 ITEMS TO BE DELIVERED AT THE CLOSING BY BUYER. At the Closing, Buyer shall deliver or cause to be delivered to Seller (i) the Non-Competition Payments, (ii) the Closing Payment, (iii) the Bill of Sale and Assignment and Assumption Agreement in the forms of Exhibit A and Exhibit B, respectively, (iv) the opinion of counsel in the form of Exhibit D, and (v) the certificates, consents and other documents referred to herein as then deliverable to Seller.

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF SELLER AND G.F. SCHIEDEL

         Seller and G.F. Schiedel jointly and severally represent, warrant and agree as of the date hereof and as of the Closing Date (except as otherwise indicated) as follows:

         4.1 ORGANIZATION AND RELATED MATTERS. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The sole shareholders of Seller are the GFS Trust, the AS Trust, Barrett Schiedel and Roxane Schiedel-Mann. Schedule 4.1 sets forth the number of shares of Common Stock of Seller owned by each of such shareholders. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. Seller has all necessary corporate power and authority to own its properties and assets and to carry on the Business as now conducted. Seller is not required to be qualified or licensed to do business as a foreign corporation in any jurisdiction.

         4.2 AUTHORIZATION; NO CONFLICTS. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by the Board of Directors and shareholders of Seller and by all other necessary corporate action on the part of Seller. This Agreement and the other agreements contemplated hereby constitute the legally valid and binding obligation of each of the Selling Parties who are a party to such agreement, enforceable against each such party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. Subject to obtaining all Approvals, the execution, delivery and performance of this Agreement by the Selling Parties, and the execution, delivery and performance of any related agreements or contemplated transactions by the Selling Parties will not (with the passage of time, notice or both) violate, or constitute a breach or default under, the charter documents or bylaws of Seller, any written or oral agreement between or among any current of former shareholders of Seller, any Assumed Contract or any other contract of Seller or Selling Parties (including, without limitation, any trust documents governing the GFS Trust or the AS Trust), result in the imposition of any Encumbrance against any assets or properties of Seller or any of the Purchased Assets or violate any law applicable to any Selling Party or the Business. Schedule 4.2 lists all Permits and Approvals required to be obtained by the Selling Parties to consummate the transaction contemplated by this Agreement. Except for matters identified on
Schedule 4.2 as requiring that certain actions be taken by or with respect to a third party or a governmental entity, the execution and delivery of this Agreement by the Selling Parties and the performance of this Agreement and any related or contemplated transaction by the Selling Parties will not require filing or registration with, or the issuance of any Permit by, any other third party or governmental entity under the terms of any applicable laws or contracts to which any Selling Party is a party.

         4.3 FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES

             4.3.1 FINANCIAL STATEMENTS. The unaudited financial statements provided to Buyer and identified on Schedule 4.3 covering the twelve months ended December 31, 1996, and the six months ended June 30, 1997 (the "FINANCIAL STATEMENTS"), have been derived from the books and records of Seller, which are maintained on a consistent basis from period to period, have been prepared in accordance with GAAP applied on a consistent basis and fairly present the financial condition and results of operations of the Business as of and for the periods indicated. The Financial Statements reflect all adjustments (which consist only of normal recurring adjustments not material in amount and include but are not limited to estimated provisions for year-end adjustments) necessary for a fair presentation of the information contained therein, except as specified therein. Since June 30, 1997, there has been no change in any of the significant accounting policies, practices or procedures of Seller with respect to the Business.

             4.3.2 NO MATERIAL ADVERSE CHANGES. Except as set forth on Schedule 4.3, since June 30, 1997, whether or not in the ordinary course of the Business, there has not been, occurred or arisen:

                   (a) To the best of the Seller's and G.F. Schiedel's
             knowledge, any change in or event affecting the Business, the Purchased Assets, the Assumed Contracts, or the Assumed Liabilities that has had or may reasonably be expected to have a material adverse effect on the Business or the Purchased Assets, the Assumed Contracts or the Assumed Liabilities;

                   (b) Any sale, lease or other disposition of any of the
             Purchased Assets, except in the ordinary course of business, for a price in excess of $1,000;

                   (c) Any strike or other labor dispute; or

                   (d) Any casualty, loss, damage or destruction (whether or not covered by insurance) of any of the Purchased Assets in excess of $1,000.

             4.3.3 NO OTHER LIABILITIES OR CONTINGENCIES. There are no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, relating to the Business, except liabilities that (i) are reflected or disclosed in the Financial Statements, (ii) were incurred after June 30, 1997 in the ordinary course of the Business and which do not exceed $100,000 in the aggregate or (iii) are set forth in the Schedules.

         4.4 TAX AND OTHER RETURNS AND REPORTS. Seller has timely filed or will file all required tax returns and has paid or will have paid all Taxes due with respect to the Business and the Purchased Assets for all periods ending on or before the Closing Date. There are no Encumbrances with respect to Taxes upon any of the Purchased Assets or the Business, except Encumbrances for current Taxes (including tangible personal property taxes) not yet due. All required tax returns relating to the Business, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. Seller is now and has been since December 1980, a Subchapter S corporation.

         4.5 ASSUMED CONTRACTS. Schedule 4.5 identifies each Assumed Contract (other than the Leases, which are identified on Schedule 4.6) by date, parties signatory thereto and subject matter. The Assumed Contracts include each contract upon which the Business is substantially dependent and each contract which is otherwise material to the Business or the Purchased Assets. Each Assumed Contract was entered into in the ordinary course of the Business. True, correct and complete copies of the Assumed Contracts, including all amendments and supplements, have been delivered to Buyer. Each Assumed Contract is valid and subsisting and, upon assignment pursuant to this Agreement and the receipt of any required consents thereto, will be enforceable by Buyer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally; there is no litigation pending or, to Seller's or G.F.Schiedel's knowledge, threatened by any party with respect to any Assumed Contract; Seller has duly performed all its material obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller (or, to the best knowledge of Seller and G.F. Schiedel, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur (assuming receipt of all required Approvals). Except as set forth on Schedule 4.5 and upon receipt of any required consents under the Assumed Contracts, consummation of the transaction contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Seller under any of the Assumed Contracts.

         4.6 TITLE TO AND CONDITION OF PURCHASED ASSETS; LEASES.

             (a) Schedule 4.6 identifies each Lease by date, parties signatory thereto and property description or address. Except as set forth on Schedule 4.5 and Schedule 4.6, Seller has good and marketable title to each of the Purchased Assets, free and clear of any Encumbrances. Seller has all right, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer in accordance with the terms of this Agreement. The equipment included in the Purchased Assets is in good condition and repair.

             (b) With respect to the Leases:

                 (1) The Leases are valid, binding and enforceable, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally;

                 (2) The real property described in the Leases is the only real property used by Seller in the Business (except the real property used in connection with Seller's corporate headquarters) and each of the Leases constitutes the entire agreement to which Seller is a party with respect to the subject property which is demised pursuant thereto;

                 (3) To the best knowledge of the Seller and G.F. Schiedel, all conditions precedent to the enforceability of the Leases have been satisfied and there exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of either Seller or the lessor thereunder;

                 (4) To the best knowledge of Seller and G.F. Schiedel, all space and improvements leased by Seller have been fully and satisfactorily completed and furnished in accordance with the provisions of the Leases;

                 (5) To the best knowledge of Seller and G.F. Schiedel, Seller has received no written notice of non-compliance with any restriction encumbering any leased property, nor has Seller received written notice of any zoning violations affecting any leased property; and

                 (6) To the best knowledge of Seller and G.F. Schiedel, there is no pending or threatened Action that would materially interfere with the quiet enjoyment of any such leasehold by Seller or, after the Closing, by Buyer.

         4.7 LEGAL PROCEEDINGS. There is no Order or Action pending, or, to the best knowledge of Seller or G.F. Schiedel, threatened, against or affecting Seller or any aspect of the Business that individually or when aggregated with one or more other Orders or Actions has, or if determined adversely might reasonably be expected to have, a material adverse effect on the Business, the Purchased Assets (or the use, operation or value thereof), the Assumed Contracts, the Assumed Liabilities, Selling Parties' ability to perform this Agreement, or any aspect of the transaction contemplated by this Agreement.
Schedule 4.7 lists each Order and each Action that involves a claim or potential claim of aggregate liability in excess of $5,000 against, or that enjoins or seeks to enjoin any activity by Seller relating to, the Business.

         4.8 ACCOUNTING RECORDS; INTERNAL CONTROLS.

             4.8.1 ACCOUNTING RECORDS. Seller has records that accurately and validly reflect its material transactions relating to the Business, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management's general or specific authorization and (ii) recorded in conformity with Seller's normal accounting policies and procedures consistently applied so as to maintain accountability for assets.

             4.8.2 DATA PROCESSING; ACCESS. The data processing equipment, data transmission equipment, related peripheral equipment and software used by Seller in the operation of the Business (including any disaster recovery facility) to generate and retrieve such records are comparable in performance, condition and capacity with those utilized by companies of comparable size in similar lines of business.

         4.9 INSURANCE. Seller is, and at all times during the past five years has been, insured with reputable insurers against all risks involving the Business normally insured against by companies in similar lines of business, and all of the insurance policies and bonds maintained by Seller are in full force and effect. Seller has received no notice or other indication from any insurer or agent of any intent to cancel or not to renew any of such insurance policies. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to the Business or the Purchased Assets or by any fire department of similar organization requiring or recommending any action which has not been taken.

         4.10 COMPLIANCE; BUSINESS PRACTICES; PERMITS.

              4.10.1 COMPLIANCE WITH LAWS AND REGULATIONS. Seller has conducted the Business in accordance with applicable laws and regulations.

              4.10.2 PERMITS. Seller holds all material Permits that are required by any Governmental Entity to permit it to conduct the Business as now conducted and operate the Purchased Assets as they are now operated, and all such Permits are valid and in full force and effect and will remain in full force and effect upon consummation of the transaction contemplated by this Agreement, except for those Permits identified on Schedule 4.10 which are not transferable to Buyer. Except as set forth on Schedule 4.10, all such Permits will be included with the Purchased Assets. To the best knowledge of Seller and G.F. Schiedel, no suspension, cancellation or termination of any of such Permits is threatened or imminent.

         4.11 NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker, or other person or firm engaged by or acting on behalf of Seller or any affiliate in connection with the negotiation, execution or performance of this Agreement or the transaction contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transaction, other than J.J. Savarise & Associates, Inc., of Western Reserve Advisors Limited, all of whose fee will be paid by Seller.

         4.12 INVENTORY. The Inventory consists of a quality and quantity which are salable and merchantable in the ordinary course of business. The value at which Inventories are carried reflects the customary inventory valuation policy of Seller (which fairly reflects the value of obsolete, spoiled or excess inventory) for stating inventory, in accordance with GAAP consistently applied.

         4.13 EMPLOYEES. Seller has provided to Buyer a true and correct list of the names of all employees of Seller principally employed in connection with the Business and setting forth the salary rate of each such employee. Seller is not a party to any union contract or collective bargaining agreement relating to any aspect of the Business.

         4.14 INTELLECTUAL PROPERTY. Schedule 4.14 lists all Intellectual Property relating to the Business in which Seller has an interest and the nature of such interest. Seller has complete rights to and ownership of all Intellectual Property required for use in connection with the Business. The Intellectual Property of Seller is fully assignable free and clear of any Encumbrances. Neither Seller nor G.F. Schiedel has received any notice to the effect (or is otherwise aware) that the Intellectual Property or any use by Seller of any such property conflicts with or infringes (or allegedly conflicts with or infringes) the rights of any Person.

         4.15 GIFT CERTIFICATES AND STORE CREDITS. The aggregate value as of the Closing Date of all outstanding gift certificates and store credits (the "CERTIFICATE AND CREDIT OBLIGATIONS") that may be redeemed after the Closing will not exceed $15,000.

         4.16 SUFFICIENCY OF PURCHASED ASSETS. Except as set forth on Schedule 4.16, the Purchased Assets constitute all assets, whether tangible or intangible, which are material to the operation of the Business as presently conducted.

         4.17 ACCURACY OF INFORMATION. To the best knowledge of Seller and G.F. Schiedel, all information provided by the Selling Parties in connection with this Agreement and the Schedules is true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading. Except as disclosed to Buyer in the information identified in this Agreement and on the Schedules, there is no fact or information known to Seller or G.F. Schiedel that has or is likely to have a material adverse effect on the Business or the Purchased Assets. If any of such information at any time subsequent to its delivery and prior to the Closing becomes untrue or misleading in any material respect, Seller will promptly notify Buyer in writing of such fact and of the reasons for such change.

         Except as stated in Article IV hereof, neither Seller nor G.F. Schiedel makes any other warranty or representation to Buyer.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents, warrants and agrees as of the date hereof and as of the Closing Date (except as otherwise indicated) as follows:

         5.1 ORGANIZATION AND RELATED MATTERS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of California. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and the transaction contemplated hereby.

         5.2 AUTHORIZATION. The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

         5.3 NO CONFLICTS. The execution, delivery and performance of this Agreement by Buyer will not (with the passage of time, notice or both) violate the provisions of, or constitute a breach or default under (i) the charter documents or bylaws of Buyer, (ii) any law to which Buyer is subject or (iii) any contract to which Buyer is a party that is material to the financial condition, results of operations or conduct of the business of Buyer.

         5.4 NO BROKERS OR FINDERS. No agent, broker, finder or investment or commercial banker, or other person or firms engaged by or acting on behalf of Buyer or any affiliate in connection with the negotiation, execution or performance of this Agreement or the transaction contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transaction.

         5.5 DUE DILIGENCE. Buyer has undertaken due diligence regarding the Business, including the Purchased Assets and the Assumed Liabilities; provided, however, that neither the conduct of such diligence nor the information obtained by Buyer pursuant thereto shall in any way alter, qualify or limit the representations and warranties made by Seller and G.F. Schiedel herein, nor Buyer's right to rely thereon.

                                   ARTICLE VI
                            COVENANTS WITH RESPECT TO
                        CONDUCT OF SELLER BEFORE CLOSING

         6.1 ACCESS. Seller shall authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business, to all of Seller's properties, books, records, operating instructions and procedures, Tax returns and all other information with respect to the Business as Buyer may from time to time reasonably request, and to make copies of such books, records and other documents and to discuss the Business with such other Persons, including, without limitation, Seller's directors, officers, employees, accountants, counsel, suppliers, customers, and creditors, as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Business, obtaining any necessary Approvals of or Permits for the transactions contemplated herein and conducting an evaluation of the Business. Buyer shall obtain the approval of Seller before discussing the Business with creditors and suppliers of Seller.

         6.2 MATERIAL ADVERSE CHANGES; FINANCIAL STATEMENTS. Seller will promptly notify Buyer of any event of which Seller obtains knowledge which has had or might reasonably be expected to have a material adverse effect on the Business or which if known as of the date hereof would have been required to be disclosed to Buyer.

         6.3 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, Seller covenants and agrees that it shall not without the prior consent in writing of Buyer which may not be unreasonably withheld:

             (a) conduct the Business in any manner except in the ordinary course consistent with past practices; or

             (b) except as required by their terms, amend, terminate, renew/fail to renew or renegotiate any of the Leases or other Assumed Contracts or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Assumed Contract or take any action that would jeopardize the continuance of its material vendor relationships; or

             (c) terminate, amend or fail to renew any existing insurance coverage; or

             (d) terminate or fail to renew or preserve any Permits; or

             (e) sell, transfer, mortgage, encumber, distribute (by way of dividend) or otherwise dispose of any Purchased Assets, except (i) for dispositions of property not material in amount, or (ii) in the ordinary course of business provided, however, that no sale or assignment of any Lease may, with respect to (i) or (ii) be made; or

             (f) amend its charter documents or bylaws; or

             (g) make special or extraordinary payments to any person or entity other than to a shareholder-employee; or

             (h) agree to or make any commitment to take any actions prohibited by this Section 6.3.

         6.4 PERMITS AND APPROVALS. Seller, G.F. Schiedel and Buyer each agree to cooperate and use their best efforts to obtain, and will promptly prepare all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits that may be necessary or which may be reasonably requested by Buyer to consummate the transactions contemplated herein. Seller, G.F. Schiedel and Buyer shall use reasonable efforts to obtain such consents to the assignment of the Assumed Contracts as may be required.

         6.5 TICKETING OF MERCHANDISE. At Buyer's request, Seller shall ticket all merchandise inventory included in the Purchased Assets with tickets provided by Buyer and Buyer shall assist in and observe the ticketing. The ticketing shall be completed on or prior to the day immediately preceding the physical inventory.

         6.6 MARK-DOWNS. Seller agrees to mark-down its merchandise during the period prior to the Closing Date consistent with its previous practices, including but not limited to effecting all end-of-season mark-downs on junior swimwear.

         6.7 LAYAWAY POLICY/FREQUENT BUYER PROGRAM. Seller shall discontinue its practice of accepting layaway sales from and after the date of this Agreement, and, further, Seller agrees to contact each customer who has a purchase on layaway as of the date of this Agreement and request that such layaway purchase be paid for in full on or before September 4, 1997. Seller shall discontinue its frequent buyer program and shall destroy all unused program cards promptly after the date of this Agreement.

         6.8 SCHEDULES. Seller shall deliver to Buyer the schedules to this Agreement on or before August 11, 1997. Buyer shall have five (5) business days from the delivery date to review the schedules. In the event the schedules are not acceptable to Buyer, Buyer shall have the right in its sole discretion to terminate this Agreement by written notice delivered to Seller.

                                   ARTICLE VII
                         ADDITIONAL CONTINUING COVENANTS

         7.1 EMPLOYMENT MATTERS.

             7.1.1 SELECTED EMPLOYEES. Schedule 7.1 identifies the employees of Seller to whom Buyer has offered employment (the "SELECTED EMPLOYEES") on the basis of Buyer's standard new hire policies. Seller will not take any action, directly or indirectly, to prevent or discourage any Selected Employee from being employed by Buyer. Seller shall pay the accrued vacation, holiday and sick pay of the Selected Employees to the Selected Employees on the Closing Date. Buyer agrees to employ the store managers and assistant store managers included on Schedule 7.1 for a period of six months after the Closing; provided, however, that all such persons shall be employees at will and Buyer shall have the right to terminate, decrease the compensation of, or demote such persons "for cause" as determined by Buyer in its sole discretion. Seller shall be responsible for all severance and related obligations to employees of Seller arising on or prior to the Closing or as a result of the transactions contemplated by this Agreement.

             7.1.2 WARN. Seller represents and warrants that for purposes of the Worker Adjustment and Retraining Notification Act ("WARN") and with respect to employees performing services for the Business no single site of employment of the Business has, or during the past 90 days has had, 50 or more employees.

             7.1.3 NO THIRD PARTY BENEFICIARIES. Notwithstanding any possible inferences to the contrary, neither Seller nor Buyer intends for this
     Section 7.1 to create any rights or obligations except as between Seller and Buyer, and no past, present or future employees of Seller or Buyer shall be treated as third party beneficiaries of this Section 7.1.

         7.2 FURTHER ASSURANCES. Seller will execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by

Buyer as necessary to assure to Buyer all the rights and interests granted or intended to be granted under this Agreement. Seller shall take or shall cause to be taken such other reasonable actions as Buyer may require more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets as contemplated by this Agreement. In the event that any Purchased Assets cannot be fully and effectively transferred to Buyer without the consent of a third party or parties, Seller shall thereafter be obligated to use its best efforts to assure Buyer the benefits of such contract, commitment, other arrangement or other Purchased Asset.

         7.3 EXPENSES AND TAXES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Any sales, use or other transfer taxes applicable to the conveyance and transfer from Seller to Buyer of the Purchased Assets and any other transfer or documentary taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Seller.

         7.4 ALLOCATION OF PURCHASE PRICE. The parties agree within 60 days after the Closing to complete duplicate IRS Form 8594 (Asset Acquisition Statement) as required by Section 1060 of the Internal Revenue Code in accordance with the allocation of purchase price set forth on Schedule 7.4 attached hereto. The parties further agree to make no change or alteration of the Form 8594 and to file no Supplemental Statement Form 8594 without at least 15 days' prior written notice to the other party of the nature and extent of the changes, which notice shall include the revised or Supplemental Statement Form 8594.

         7.5 NOTIFICATION TO VENDORS. Seller shall send a written notice to its vendors within two (2) business days after the Closing Date, which notice shall be approved by Buyer and shall state that: (i) Buyer has purchased the Business and will operate under the name of "Good Vibrations;" (ii) Seller's new corporate name is the name selected pursuant to Subsection 8.2.4; and (iii) except for the six month period during which the Pointe Orlando Store will operate under the name "Good Vibrations," Seller will do business as "The Boardwalk Surf and Sport."

         7.6 NON-SOLICITATION OF CUSTOMERS. After the Closing, neither Seller nor any other Selling Party shall solicit customers of Seller or retain or otherwise use any customer records or mailing lists of Seller.

         7.7 PAYMENT OF COSTS ASSOCIATED WITH LEASE ASSIGNMENTS. Seller is responsible for the payment of all fees, if any, required pursuant to the Leases for the assignment thereof to Buyer and agrees to pay such fees directly to the landlords under such Leases, or, if Buyer advances such fees, Seller will reimburse Buyer for such fees promptly upon invoice therefor. Further, promptly after the Closing, Seller shall reimburse Buyer for half of the legal fees incurred by Buyer in connection with procuring all necessary landlord consents and estoppel certificates relating to the Leases; provided, however, that such reimbursement obligation shall not exceed $3,750.

                                  ARTICLE VIII
                             CONDITIONS OF PURCHASE;
                           TERMINATION OF OBLIGATIONS

         8.1 GENERAL CONDITIONS. The obligations of the parties to effect the Closing shall be subject to the following conditions:

             8.1.1 NO ORDERS; LEGAL PROCEEDINGS. No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, or have been threatened and remain so at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated herein.

             8.1.2 APPROVALS. All Permits and Approvals required to be obtained from any governmental entity shall have been received or obtained on or prior to the Closing Date.

         8.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to effect the Closing are subject, at the option of Buyer, to the satisfaction or written waiver of each of the following conditions:

             8.2.1 REPRESENTATIONS AND WARRANTIES AND COVENANTS OF SELLER. The representations and warranties of Seller herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time (except where such representation and warranty is made as of a date specifically set forth therein); Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller shall have delivered to Buyer certificates of Seller in form and substance satisfactory to Buyer, dated the Closing Date and signed by its President and Chief Financial Officer to such effect.

             8.2.2 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in or affecting the Business subsequent to June 30, 1997.

             8.2.3 INVENTORY LEVELS. The amount of merchandise inventories as of the Closing Date shall equal or exceed $1,300,000 at cost.

             8.2.4 NAME CHANGE; AMENDMENT TO SELLER'S ARTICLES OF INCORPORATION. Within two days after the Closing, Seller shall have changed its corporate name (by filing an amendment to its Articles of Incorporation with the Secretary of State of the State of Florida) to a name other than Good Vibrations, which name shall be subject to Buyer's approval, which shall not be unreasonably withheld.

             8.2.5 RECEIPT OF CONSENTS; LANDLORD WAIVERS. All required consents to the assignment of any Assumed Contract, Approval and Permit requiring consent by its terms shall have been obtained, including without limitation, the landlord approvals of the assignments of and amendments to the Leases. Buyer shall have obtained all required landlord waivers of radius clause violations in its own leases and in the Leases, if any, which would be triggered by the consummation of Buyer's acquisition of the Purchased Assets.

             8.2.6 DUE DILIGENCE. Buyer shall have completed its due diligence of the Business, including the Purchased Assets, Assumed Liabilities and Excluded Liabilities on or before August 11, 1997 and the results of such due diligence shall be satisfactory to Buyer.

             8.2.7 CLOSING DELIVERIES. Buyer shall receive at the Closing all items specified in Section 3.2.

         8.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to effect the Closing are subject, at the option of Seller, to the satisfaction or written waiver of each of the following conditions:

             8.3.1 REPRESENTATIONS AND WARRANTIES AND COVENANTS OF BUYER. The representations and warranties of Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time (except where such representation and warranty is made as of a date specifically set forth therein); Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller certificates of Buyer in form and substance satisfactory to Seller, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, to such effect.

             8.3.2 CLOSING DELIVERIES. Seller shall receive at the Closing all items specified in Section 3.3.

             8.3.3 RECEIPT OF CONSENTS. All required consents to the assignment of any Assumed Contract, Approval and Permit requiring consent by its terms shall have been obtained.

         8.4 TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated by this Agreement shall terminate if the Closing does not occur on or before (i) the close of business on September 4, 1997, or (ii) if all Approvals required under the Leases have not been received by September 4, 1997, the close of business on September 30, 1997, unless extended by mutual consent in writing of Buyer and Seller and otherwise may be terminated at any time before the Closing as follows:

             8.4.1 MUTUAL CONSENT. By mutual consent in writing of Buyer and Seller.

             8.4.2 CONDITIONS TO BUYER'S PERFORMANCE NOT MET. By Buyer by written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 or 8.2; provided, however, that Buyer's termination based on the condition set forth in Section 8.2.6 shall be delivered to Seller on or before August 12, 1997.

             8.4.3 CONDITIONS TO SELLER'S PERFORMANCE NOT MET. By Seller by written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 or 8.3.

             8.4.4 MATERIAL BREACH. By Buyer or Seller if there has been a material misrepresentation or other material breach by the other party in its representations, warranties and covenants set forth herein; provided, however, that if such breach is susceptible to cure, the breaching party shall have five business days after receipt of notice from the other party of its intention to terminate this Agreement if such breach continues in which to cure such breach.

             8.4.5 SCHEDULES. By Buyer in accordance with Section 6.8 above.

         8.5 EFFECT OF TERMINATION. Subject to the immediately following sentence, if this Agreement shall be terminated pursuant to Section 8.4, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in Section 7.3 shall survive any such termination. A termination under Section 8.4 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 OBLIGATIONS OF THE SELLING PARTIES. The Selling Parties each jointly and severally agree to indemnify and hold Buyer harmless from and against any and all Losses of Buyer and its directors, officers, employees, affiliates, agents and assigns, directly or indirectly, as a result of, or based upon or arising from, (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller or G.F. Schiedel in or pursuant to this Agreement, (ii) any other matter as to which Seller or G.F. Schiedel in other provisions of this Agreement has agreed to indemnify Buyer, (iii) any Excluded Liability, including any liability or obligation of Seller or G.F. Schiedel or any of their affiliates not expressly assumed by Buyer pursuant to Subsection 2.2.1 hereof, or (iv) any third party claims in respect of the Business or Purchased Assets or regarding the conduct of the Business, arising prior to the Closing that are asserted prior to, on or after the Closing.

         9.2 OBLIGATIONS OF BUYER. Buyer agrees to indemnify and hold Seller and G.F. Schiedel harmless from and against any Losses of Seller and G.F. Schiedel, directly or indirectly, as a result of, or based upon or arising from, (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement, (ii) any of the Assumed Liabilities, or (iii) any third party claims in respect of the Business or Purchased Assets or regarding the conduct of the Business based upon facts or events occurring after the Closing.

         9.3 PROCEDURE.

             9.3.1 NOTICE OF LOSS. The Indemnified Party with respect to any Loss shall give prompt notice thereof to the Indemnifying Party. Notwithstanding the foregoing, (i) no Indemnified Party shall have any obligation to give any notice of any asserted liability by a third party unless such assertion is in writing, and (ii) the rights of any Indemnified Party to be indemnified in respect of any Loss resulting from the asserted liability shall not be adversely affected by the Indemnified Party's failure to give or delay in giving notice unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

             9.3.2 DEFENSE. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any action or proceeding brought against the Indemnified Party in respect of matters embraced by the indemnity, with counsel reasonably acceptable to the Indemnified Party. If, after a request to defend any action or proceeding, the Indemnifying Party neglects or refuses to defend the Indemnified Party, a recovery against the latter suffered by it in good faith is conclusive in its favor against the Indemnifying Party. The parties shall cooperate in the defense of all third party claims which may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party shall make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of, or are necessary or appropriate for such defense.

         9.4 NOT EXCLUSIVE REMEDY. This Article IX shall not be deemed to preclude or otherwise limit in any way the exercise by Buyer, Seller or G.F. Schiedel of their respective other rights or pursuit of other remedies specified in this Agreement.

         9.5 OFFSET. If any matter as to which Buyer may be able to assert a claim under Article IX is pending or unresolved at the time the Inventory Payment or the Withhold Amount is due from Buyer to Seller under this Agreement, Buyer shall have the right, in addition to other rights and remedies (whether under this Agreement or applicable law), to withhold from the Inventory Payment or the Withhold Amount an amount equal to the amount of the claim until such matters are resolved. If it is finally determined that such claims are covered by this Agreement, the amount of such claims may be offset against the retained portion of the Inventory Payment or the Withhold Amount, and the remainder, if any, shall be delivered to Seller pursuant to this Agreement. The parties expressly acknowledge and agree that Buyer shall be entitled to offset against the Withhold Amount the amount by which the aggregate amount of Certificate and Credit Obligations redeemed after the Closing exceeds $15,000.

         9.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in or made pursuant to this Agreement will expire one year after the Closing except that (i) the representations and warranties contained in Section 4.4 (Tax and other Returns and Reports) will continue through the expiration of the applicable statute of limitations (or, if a claim has been asserted prior to such expiration, until six months after the date of its final resolution), and (ii) if a claim or notice is given under Article IX (Indemnification) with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty will continue indefinitely until the applicable claim is finally resolved.

                                    ARTICLE X
                                     GENERAL

         10.1 AMENDMENTS; WAIVERS. This Agreement and any Schedule or Exhibit may be amended only by agreement in writing of both parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

         10.2 ENTIRE AGREEMENT. This Agreement (together with its Schedules and Exhibits) constitutes and contains the entire agreement and final understanding between the parties concerning the purchase and sale of the Business and all other subject matters addressed herein or pertaining thereto. This Agreement is intended by the parties as a final expression of their agreement with respect to such terms as are included herein and, further, is intended by the parties as a complete and exclusive statement of the terms of their agreement. This Agreement supersedes and replaces all prior negotiations and all prior or contemporaneous representations, promises or agreements, proposed or otherwise, whether written or oral, concerning the purchase and sale of the Business and all other subject matters addressed herein or pertaining thereto, including, without limitation, the letter of intent, dated July 1, 1997, by and between Seller and Buyer. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

         10.3 GOVERNING LAW; VENUE. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and performed in such State and without regard to conflicts of law doctrines. Any action to enforce the rights and obligations hereunder shall be taken in a court of competent jurisdiction in Orange County, Florida and neither party shall object on the grounds that such forum is inconvenient or lacks proper jurisdiction.

         10.4 HEADINGS. The descriptive headings of the Articles, Sections and Subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         10.5 COUNTERPARTS. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each party and delivered to the other party.

         10.6 PUBLICITY AND REPORTS. Seller and Buyer will coordinate all publicity relating to the transaction contemplated by this Agreement, and neither party will issue any press release, publicity statement or other public notice relating to this Agreement, or the transaction contemplated by this Agreement, without consulting with the other party except to the extent that independent legal counsel to Seller or Buyer, as the case may be, determines that a particular action may be required by applicable law, in which event the party taking the particular action will give reasonable notice to the other party and will consult with such other party regarding such action.

         10.7 PARTIES IN INTEREST. This Agreement will be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to either party to this Agreement.

         10.8 NOTICES. Any notice or other communication hereunder must be given in writing and either (i) delivered in person, or (ii) delivered by a reputable courier service, or (ii) transmitted by facsimile, provided that any notice so given is also mailed as provided in clause (iv), or (iv) mailed, postage prepaid, as follows:

              IF TO BUYER, ADDRESSED TO:

              Pacific Sunwear of California, Inc.
              5037 E. Hunter Avenue
              Anaheim, CA 92807
              Attention: Carl Womack
              Fax No: (714) 693-8166

              IF TO SELLER, ADDRESSED TO:

              Good Vibrations, Inc.
              1000 Pine Hollow Point Road
              Altamonte Springs, FL  32714
              Attention: Jerry Schiedel
              Fax No: (407) 682-1941

              WITH A COPY TO:

              Steven M. LaBret, Esq.
              226 Hillcrest Street
              Orlando, FL 32801
              Fax No: (407) 423-7718


or to such other address or to such other person as either party shall have last designated by such notice to the other party.

Each such notice or other communication shall be effective (A) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 10.8 provided that appropriate confirmation of receipt is generated by the facsimile and a duplicate copy is mailed, postage prepaid,
(B) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (C) if given by any other means, when actually delivered at such address.

         10.9 EXPENSES. Buyer and Seller shall each pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transaction contemplated hereby, including but not limited to the fees, expenses and disbursements of its accountants and counsel and of securing third party consents and approvals required to be obtained by it. Seller and Buyer shall each pay its own income, franchise or revenue tax or excise tax (and any surtax thereon) due in connection with the consummation of the transaction contemplated by this Agreement.

         10.10 REMEDIES; WAIVER. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of either party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

         10.11 ATTORNEY'S FEES. In the event of any Action for breach of this Agreement or misrepresentation by either party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action. Attorney's fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

         10.12 SEVERABILITY. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any court or governmental entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided that the economic and legal substance of the transaction contemplated is not affected in any manner materially adverse to either party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

                                           "BUYER"

                                           Pacific Sunwear of California, Inc.,
Attest:                                    a California corporation

/s/ CARL WOMACK                            By:  /s/ GREG H. WEAVER
------------------------------------           --------------------------------
    Carl Womack                            Name: Greg H. Weaver
    CFO & Secretary                        Title: President/CEO


                                           "SELLER"

                                           Good Vibrations, Inc.,
                                           a Florida corporation


Attest:                                    By:  /s/ G. F. SCHIEDEL
                                               --------------------------------
    [Sig]                                  Name:  G. F. Schiedel
-------------------------------------            ------------------------------
    Dale R. Gilger                         Title: President
-------------------------------------             -----------------------------


                                           "G.F. SCHIEDEL"
Attest:

    [Sig]                                  /s/ G.F. SCHIEDEL
-------------------------------------      ------------------------------------
    Dale R. Gilger                             G.F. Schiedel
-------------------------------------


                                           "GFS TRUST"
Attest:

    [Sig]                                  /s/ G.F. SCHIEDEL, Trustee
-------------------------------------      ------------------------------------
    Dale R. Gilger                         G.F. Schiedel, as Trustee of the
-------------------------------------      G.F. Schiedel Living Revocable Trust


SOLELY FOR PURPOSES OF ARTICLE IX:

                                           "ARLYS SCHIEDEL"
Attest:

    [Sig]                                  /s/ ARLYS SCHIEDEL
-------------------------------------      ------------------------------------
    Dale R. Gilger                             Arlys Schiedel
-------------------------------------


SOLELY FOR PURPOSES OF ARTICLE IX:

                                           "AS TRUST"
Attest:

    [Sig]                                  /s/ ARLYS SCHIEDEL, Trustee
--------------------------------------     ------------------------------------
    Dale R. Gilger                         A.S. Schiedel, as Trustee of the
--------------------------------------     Arlys Schiedel Living Revocable Trust

                                       S-1